Exhibit 99.1

NW Bio Announces Non-Dilutive Funding of Approximately $47.3 Million

Through UK Property Transaction

BETHESDA, Md., December 11, 2018 - Northwest Biotherapeutics (OTCQB: NWBO) -- (“NW Bio”), a biotechnology company developing DCVax® personalized immune therapies for solid tumor cancers, announced today that it has entered into agreements with a large multi-national corporation for a package transaction involving the Company’s property located near Cambridge, UK. Pursuant to these agreements,

•	The Company will sell most of its UK property to the multi-national corporation.

•	The Company will receive £37.5 million (approximately $47.3 million) cash payment at closing.

•	The Company will retain ownership of 17 acres of the property, which are excluded from the sale and which the Company believes will have substantial additional value in the future.

•	The Company will retain a lease-back of the approximately 87,000 square foot manufacturing facility which the Company has been developing on the site, along with substantial adjacent areas, for up to 40 years on favorable terms.

The cash purchase price to be paid for the sale of most of the UK property will provide approximately $47.3 million of non-dilutive gross proceeds. Transaction expenses for broker and legal fees are expected to total about £1.3 million. The Company plans to use the transaction proceeds for Company obligations and operations.

The Company acquired the property for approximately £18 million. The Company’s subsequent investments into the property have been focused on the 87,000 square foot manufacturing facility, including refurbishments, structural improvements, extension of an additional level of interior space, and buildout of initial clean-room manufacturing suites. The Company will retain the value and use of these investments through the favorable lease-back of this manufacturing facility. The Company also retains the freedom to make further alterations, additions and improvements.

The lease-back of the manufacturing facility will initially be for 20 years, with a renewal for a second 20 years on the same terms at the Company’s option. The rent is determined by valuing the entire manufacturing facility as a warehouse. No rent is payable for the first year. Starting in year two, the rent is approximately £5.76 per square foot per year, with limited adjustments once every five years.

The lease includes substantial adjacent areas, including for surface parking of 600 vehicles and for equipment, plant and facilities that support or are related to operations in the manufacturing facility. The Company believes that, with internal buildout of further manufacturing suites inside this facility, it will potentially be capable of supporting production of DCVax® products for up to 10,000 patients per year.

The property and the manufacturing facility are situated in the heart of the “Golden Triangle” of leading academic centers and rapidly developing R&D centers, from which the Company can draw the technical personnel needed for its operations. The property and manufacturing facility are also situated on or near major transportation arteries, including nearby Stanstead Airport, the major air shipping hub.

“Now that the data from our Phase 3 clinical trial of DCVax®-L have further matured and provided a further encouraging picture of patient survival, and we are ready to move forward with the months of work related to completion of the trial, we are very pleased to have a new war chest of funding for this work,” commented Linda Powers, CEO of NWBio. “We are also looking forward to proceeding with further DCVax®-Direct trials.”

“We are especially pleased to obtain this funding on a non-dilutive basis, and to seamlessly continue our activities with the UK manufacturing facility under the favorable lease-back.”

About Northwest Biotherapeutics

Northwest Biotherapeutics is a biotechnology company focused on developing personalized immunotherapy products designed to treat cancers more effectively than current treatments, without toxicities of the kind associated with chemotherapies, and on a cost-effective basis, in both North America and Europe. The Company has broad platform technologies for DCVax® dendritic cell-based vaccines. The Company’s lead program is a 331-patient Phase III trial of DCVax®-L for newly diagnosed Glioblastoma multiforme (GBM). GBM is the most aggressive and lethal form of brain cancer, and is an “orphan disease.” The Company is also pursuing a Phase I/II trial with DCVax®-Direct for all types of inoperable solid tumor cancers. It has completed the 40-patient Phase I portion of the trial, and is preparing for Phase II portions. The Company previously conducted a Phase I/II trial with DCVax®-L for metastatic ovarian cancer together with the University of Pennsylvania.

Disclaimer

Statements made in this news release that are not historical facts, including statements concerning future treatment of patients using DCVax and future clinical trials, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “design,” “plan,” “continue,” “may,” “will,” “anticipate,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Completion of the U.K. property transactions described in this press release is subject to satisfaction of certain customary closing conditions. We cannot guarantee that we will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results may differ materially from those projected in any forward-looking statements. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated, such as risks related to the Company’s ability to complete its clinical trials on a timely basis, uncertainties about the clinical trial results and data, uncertainties about the timely performance of third parties, risks related to whether the Company’s products will demonstrate safety and efficacy, risks related to the Company’s ongoing ability to raise additional capital, and other risks included in the Company’s Securities and Exchange Commission (“SEC”) filings. Additional information on the foregoing risk factors and other factors, including Risk Factors, which could affect the Company’s results, is included in its SEC filings. Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement. The Company assumes no obligation to update any forward- looking statements as a result of new information, future events or developments, except as required by securities laws.

CONTACT

Les Goldman

240-234-0059 lgoldman@nwbio.com